EXHIBIT 10.83

POSITRON CORPORATION
NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (the "Agreement") is made as of February 28, 2005 by and between Positron Corporation, a Texas corporation (the "Company"), and Solaris Opportunity Fund, L.P. ("Investor"). All numbers expressed herein as "$" or "dollars" are in United States dollars.

R E C I T A L S :

WHEREAS, the Company desires to issue Secured Convertible Promissory Notes in the aggregate principal amount of $1,000,000, subject to the terms and conditions set forth in this Agreement.

WHEREAS, the Investor desires to purchase the Secured Convertible Promissory Notes, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the respective undertakings, covenants and agreements of the parties set forth herein, the parties hereby agree as follows:

SECTION 1   PURCHASE AND SALE OF THE NOTES.

1.1  Issuance of the Notes. The Company has authorized the issuance and sale to the Investor of, and, subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, the Investor the have agreed to purchase, the Company's Secured Convertible Promissory Notes (individually, a "Note," and collectively, the "Notes"), in the principal amount of $1,000,000. Each Note shall be substantially in the form set forth in Exhibit A hereto.

1.2  Closing. The Company agrees to issue and sell to the Investor, and, subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, the Investor agrees to purchase, the Notes for the aggregate purchase price of $1,000,000. Such purchase and sale shall take place (a) at the initial closing (the "First Closing") to be held at the offices of the Company on March 7, 2005, at 10:00 A.M. (the "First Closing Date"), or on such other dates and at such times as may be mutually agreed upon; (b) at a second closing (the "Second Closing") to be held at the offices of the Company on April 7, 2005, at 10:00 A.M. (the "Second Closing Date"), or on such other dates and at such times as may be mutually agreed upon; (c) at a third closing (the "Third Closing") to be held at the offices of the Company on May 6, 2005, at 10:00 A.M. (the "Third Closing Date"), or on such other dates and at such times as may be mutually agreed upon; (d) at a fourth closing (the "Fourth Closing") to be held at the offices of the Company on June 7, 2005, at 10:00 A.M. (the "Fourth Closing Date"), or on such other dates and at such times as may be mutually agreed upon; (e) at a fifth closing (the "Fifth Closing") to be held at the offices of the Company on July 7, 2005, at 10:00 A.M. (the "Fifth Closing Date"), or on such other dates and at such times as may be mutually agreed upon; and (f) at a sixth closing (the "Sixth Closing") to be held at the offices of the Company on August 5, 2005, at 10:00 A.M. (the "Sixth Closing Date"), or on such other dates and at such times as may be mutually agreed upon. The First, Second, Third, Fourth, Fifth and Sixth Closings shall be referred to individually and collectively hereinafter as the "Closing". At the First Closing, the Company will issue a Note, dated the First Closing Date, payable to the order of Investor, in the principal amount of $200,000 in exchange for cash. At the Second Closing, the Company will issue a Note, dated the Second Closing Date, payable to the order of Investor, in the principal amount of $200,000 in exchange for cash. At each Closing thereafter the Company will issue a Note, dated as of the applicable Closing Date, payable to the order of Investor, in the principal amount of $150,000 in exchange for cash.

1.3  Payments and Endorsements. Payments of principal, interest and premium, if any, on the Notes, shall be made directly by wire transfer or by checks duly mailed or delivered to the Investor at address specified in the Notes without any presentment or notation of payment, except that prior to any transfer of any Note, the holder of record shall endorse on such Note a record of the date to which interest has been paid and all payments made on account of principal of such Note.

1.4  Payment on Non-Business Days. Whenever any payment to be made shall be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest due.

1.5  Registration, etc. The Company shall maintain at its principal office a register of the Notes and shall record therein the name and address of the registered holder of the Notes, the address to which notices are to be sent and the address to which payments are to be made as designated by the registered holder if other than the address of the holder, and the particulars of all transfers, exchanges and replacements of the Notes. No transfer of a Note shall be valid unless made on such register for the registered holder or his executors or administrators or his or their duly appointed attorney, upon surrender therefor for exchange as hereinafter provided, accompanied by an instrument in writing, in form and execution reasonably satisfactory to the Company. Each Note issued hereunder, whether originally or upon transfer, exchange or replacement of a Note or Notes, shall be registered on the date of execution thereof by the Company and shall be dated the date to which interest has been paid on such Note or Notes. The registered holder of the Note shall be that Person in whose name the Note has been so registered by the Company. A registered holder shall be deemed the owner of a Note for all purposes of this Agreement and, subject to the provisions hereof, shall be entitled to the principal, premium, if any, and interest evidenced by such Note free from all equities or rights of set-off or counterclaim among the Company and the transferor of such registered holder or any previous registered holder of such Note.

1.6  Limitations on Transferability. The Investor covenants that in no event will it dispose of any Note or any shares of capital stock into which such Note is convertible unless and until Investor shall have complied with Sections 4.7 and 4.8 hereof and (a) the Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and (b) if requested by the Company, the Investor shall have furnished the Company with an opinion of counsel satisfactory in form and substance to the Company and the Company's counsel to the effect that (x) such disposition will not require registration under the Securities Act and (y) appropriate action necessary for compliance with the Securities Act and any applicable state, local, or foreign law has been taken.

1.7  Replacement of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Note and, if requested in the case of any such loss, theft or destruction, upon delivery of an indemnity bond or other agreement or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of such Note, the Company will issue a new Note, of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note; provided, however, if any Note of which an Investor, its nominee, or any of its partners or affiliates is the registered holder is lost, stolen or destroyed, the affidavit of the registered holder setting forth the circumstances with respect to such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no indemnification bond or other security shall be required as a condition to the execution and delivery by the Company of a new Note in replacement of such lost, stolen or destroyed Note other than the registered holder's written agreement to indemnify the Company.

1.8  Conversion of Note. All or any portion of the principal amounts of the Notes, may be converted at the option of the Investor, into shares of Series E Preferred Stock (as defined herein) at a conversion price and on such terms as are provided in the Notes.

SECTION 2   DEFINITIONS.

For purposes of this Agreement the following terms shall have the following meanings:

2.1  "Articles" shall mean the Company's Articles of Incorporation, as amended, as of the First Closing, and including the Series A Statement, Series C Statement, Series D Statement and Series E Statement thereto.

2.2  "Business Day" shall mean a day other than Saturday, Sunday or a public holiday under the laws of the State of Texas.

2.3  "Commission" shall mean the Securities and Exchange Commission.

2.4  "Common Stock" shall mean the Common Stock of the Company, par value $0.01 per share.

2.5  "GAAP" shall mean United States generally accepted accounting principles.

2.6  "Intellectual Property" shall mean patents, patent applications, trademarks, service marks, mask works, trade names, copyrights, trade secrets, information, proprietary rights and processes.

2.7  "Material Adverse Event" shall mean any change, event or effect that is materially adverse to the general affairs, business, operations, assets, condition (financial or otherwise) or results of operations of the Company and its subsidiaries taken as a whole; provided, however, that the following shall not be taken into account in determining a "Material Adverse Event": (a) any adverse change, event or effect that is directly attributable to conditions affecting the United States economy generally unless such conditions adversely affect the Company in a materially disproportionate manner, and (b) any adverse change, event or effect that is directly attributable to conditions affecting the Company's industry generally, unless such conditions adversely affect the Company in a materially disproportionate manner.

2.8  "Person" shall mean an individual, corporation, partnership, joint venture, limited liability company, trust, or unincorporated organization, or a government or any agency or political subdivision thereof, or any other entity or business form.

2.9  "Preferred Stock" shall mean the Company's Series A Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

2.10  "Registration Rights Agreement" shall mean the Registration Rights Agreement dated as of the First Closing by and between the Company and the Investor in the form attached hereto as Exhibit B.

2.11  "Schedule of Exceptions" shall mean the schedule of exceptions to the representations and warranties of the Company in Section 3. The Schedule of Exceptions is attached as Schedule 1 hereto.

2.12  "Securities Act" shall mean the Securities Act of 1933, as amended and the rules and regulations of the Commission promulgated thereunder.

2.13  "Security Agreement" shall mean the Security Agreement dated as of the First Closing by and between the Company and the Investor in the Form attached hereto as Exhibit C.

2.14  "Series A Preferred Stock" shall mean the Series A Preferred Stock of the Company, par value $1.00 per share.

2.15  "Series A Statement" shall mean the Statement of Designation Establishing Series A 8% Cumulative Convertible Redeemable Preferred Stock of Position Corporation, filed with the Texas Secretary of State on February 29, 1996.

2.16  "Series C Preferred Stock" shall mean the Series C Preferred Stock of the Company, par value $1.00 per share.

2.17  "Series C Statement" shall mean the Statement of Designation Establishing Series C Preferred Stock of Positron Corporation, filed with the Texas Secretary of State on May 21, 2004.

2.18  "Series D Preferred Stock" shall mean the Series D Preferred Stock of the Company, par value $1.00 per share.

2.19  "Series D Statement" shall mean the Statement of Designation Establishing Series D Preferred Stock of Positron Corporation, filed with the Texas Secretary of State on May 21, 2004.

2.20  "Series E Preferred Stock" shall mean the Series E Preferred Stock of the Company, par value $1.00 per share.

2.21  "Series E Statement" shall mean the Statement of Designation Establishing Series E Preferred Stock of Positron Corporation, to be filed with the Texas Secretary of State following the Closing.

2.22  "Subsidiary" shall mean any corporation, partnership or other entity, more than 50% of whose equity interests (measured by virtue of voting rights) in the aggregate is owned by the Company.

2.23  "Transactional Agreements" shall mean this Agreement, the Notes, the Security Agreement, and the Registration Rights Agreement.

SECTION 3   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to the Investor that:

3.1  Corporate Organization and Authority. The Company:

3.1.1  is a corporation duly organized, validly existing, authorized to exercise all its corporate powers, rights and privileges, and in good standing in the State of Texas;

3.1.2  has the corporate power and corporate authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted;

3.1.3  has made available to the Investor or their counsel a copy of the minute books of the Company, and said copies are true, correct, and complete and contain all amendments and all minutes of meetings and actions taken by the shareholders and directors of the Company through the date of this Agreement.

3.2  Subsidiaries. The Company does not presently own, have any equity interest or investment in, or control, directly or indirectly, any other corporation, partnership or entity. The Company is not a participant in any joint venture or partnership.

3.3  SEC Filings; Financial Statements. The Company has filed (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (the "Company Current 10-K"), and (ii) its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 (the "Company Current 10-Qs" and, together with the Company Current 10-K and the "Company SEC Reports"), all of which complied when filed in all material respects with all applicable requirements of the Securities Act and the Exchange Act of 1934, as amended. The audited financial statements and unaudited interim financial statements of the Company included or incorporated by reference in such Company SEC Reports were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the financial position and results of operations and cash flows of the Company at the respective dates and for the respective periods indicated (and in the case of all such financial statements that are interim financial statements, contain all adjustments so to present fairly). Except to the extent that information contained in any Company SEC Report was revised or superseded by a later filed report, none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.4  Corporate Power. The Company will have at the Closing Date all requisite legal and corporate power and authority to execute and deliver the Transactional Agreements, to sell and issue the Notes hereunder, to issue the Series E Preferred Stock upon conversion of the Notes, to issue the Common Stock issuable upon conversion of the Series E Preferred Stock (subject to stockholder approval as set forth in Section 7.1 hereof), and to carry out and perform its obligations under the terms of the Transactional Agreements.

3.5  Authorization. All corporate action on the part of the Company, its officers, directors, and stockholders necessary for the authorization, execution, delivery, and performance of all obligations under the Transactional Agreements, and for the authorization, issuance, and delivery of the Notes, of the Series E Preferred Stock issuable upon conversion of the Notes (subject to filing the Series E Statement immediately following the Closing), and of the Common Stock (subject to stockholder approval as set forth in Section 7.1 hereof) issuable upon conversion of the Series E Preferred Stock has been taken. The Transactional Agreements constitute legally binding and valid obligations of the Company enforceable in accordance with their respective terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors' rights and laws concerning equitable remedies.

3.6  Validity of Shares. Upon the filing of the Series E Statement, the Series E Preferred Stock issuable upon conversion of the Notes will be duly and validly reserved and, assuming such Series E Preferred Stock is issued in accordance with the Articles and the terms of this Agreement, will be duly and validly issued (including, without limitation, issued in compliance with applicable federal and state securities laws) and non-assessable and will be free of any liens or encumbrances other than any liens or encumbrances created by or imposed thereon under this Agreement, the Notes, or the Registration Rights Agreement. Subject to stockholder approval, as set forth in Section 7.1 hereof, the Common Stock issuable upon conversion of the Series E Preferred Stock has been duly and validly reserved and, assuming such Common Stock is issued in accordance with the Articles, will be duly and validly issued (including, without limitation, issued in compliance with applicable federal and state securities laws) and non-assessable and will be free of any liens or encumbrances other than any liens or encumbrances created by or imposed thereon by the holders; provided, however, that the Series E Preferred Stock (and the Common Stock issuable upon conversion thereof) shall be subject to restrictions on transfer under state and/or federal securities laws. Except as set forth in the Articles and the Notes, the Series E Preferred Stock issuable upon conversion of the Notes and the Common Stock issuable upon conversion of the Series E Preferred Stock are not subject to any preemptive or other similar statutory or contractual rights and will not conflict with any provisions of any agreement or instrument to which the Company is a party or by which it is bound.

SECTION 4   REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.

The Investor represents and warrants to the Company as follows:

4.1  Authorization. When executed and delivered by the Investor, and assuming execution and delivery by the Company, the Transactional Agreements will each constitute a valid obligation of the Investor, enforceable in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors' rights and laws concerning equitable remedies.

4.2  Brokers and Finders. The Investor has not retained any investment banker, broker, or finder in connection with the transactions contemplated by this Agreement.

4.3  Investment. This Agreement is made with the Investor in reliance upon the Investor's representation to the Company, which by the Investor's execution of this Agreement the Investor hereby confirms, that the Notes (including capital stock issuable upon conversion thereunder) to be received by the Investor will be acquired for investment for the Investor's own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing any of the Notes (including capital stock issuable upon conversion thereunder). By executing this Agreement, the Investor further represents that it has no contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participation to such person or to any third person, with respect to any of the Notes (including capital stock issuable upon conversion thereunder).

4.4  No Public Market. The Investor understands that no public market now exists for the Series E Preferred Stock and that the Company has given no assurances that a public market will ever exist for the Series E Preferred Stock. The investor understands that the Company's Common Stock is currently quoted by the Nasdaq OTC Bulletin Board and that although the Company will use its best efforts to obtain listing on the Nasdaq SmallCap Market and Toronto Street Exchange, no assurance can be given that the Company's securities will be approved for listing on such exchanges.

4.5  Experience. The Investor represents that: (a) it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Notes; (b) it believes it has received all the information it has requested from the Company and considers necessary or appropriate for deciding whether to obtain the Notes; (c) it has had the opportunity to discuss the Company's business, management, and financial affairs with the Company's management; (d) it understands the economic implications of the transactions contemplated by this Agreement and confronting the Company; (e) it has had the full opportunity to seek advice of counsel and any other appropriate advice with respect to the transactions contemplated by this Agreement; (f) it has the ability to bear the economic risks of its prospective investment; and (g) it is able, without materially impairing its financial condition, to hold the Notes for an indefinite period of time and to suffer a complete loss on its investment.

4.6  Accredited Investor. The Investor presently qualifies and will as of the Closing qualify as an "accredited investor" within the meaning of Regulation D of the rules and regulations promulgated under the Securities Act.

4.7  Limitations on Transferability. The Investor covenants that in no event will it dispose of the Notes (other than pursuant to Rule 144 promulgated by Securities and Exchange Commission under the Securities Act ("Rule 144") or any similar or analogous rule) unless and until (a) the Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and (b) if requested by the Company, the Investor shall have furnished the Company with an opinion of counsel satisfactory in form and substance to the Company and the Company's counsel to the effect that (x) such disposition will not require registration under the Securities Act and (y) appropriate action necessary for compliance with the Securities Act and any applicable state, local, or foreign law has been taken. Notwithstanding the limitations set forth in the foregoing sentence, if the Investor is a partnership or limited liability company it may transfer Notes (or portions thereof) to its constituent partners or a retired partner of such partnership who retires after the date hereof, or its constituent members or retired members of such limited liability company who retires after the date hereof, as the case may be, or to the estate of any such partner, member or retired partner or member or transfer by gift, will, or intestate succession to any such partner's or member's spouse or lineal descendants or ancestors without the necessity of registration or opinion of counsel if the transferee agrees in writing to be subject to the terms of this Agreement to the same extent if such transferee were an Investor; provided, however, that Investor hereby covenants not to effect such transfer if such transfer either would invalidate the securities laws exemptions pursuant to which the Notes were originally offered and sold or would itself require registration and/or qualification under the Securities Act or applicable state securities laws. Each Note transferred as above provided shall bear the appropriate restrictive legend set forth in Section 5 below, except that such Note shall not bear such legend if the transfer was made in compliance with subsection (k) of Rule 144 or if the opinion of counsel referred to above is to the further effect that such legend is not required in order to establish compliance with any provisions of the Securities Act.

4.8  Ownership Change Under Section 382 of the Internal Revenue Code; Special Restrictions Upon Transfer.

4.8.1  Special Restrictions Upon Transfer. The following restrictions shall apply to the transfer of shares of Common Stock, issuable directly or indirectly upon the conversion of any Note.

4.8.2  Definitions. For purposes of this Section 4.8 the following terms shall have the following meanings:

"Board" means the Company's Board of Directors.

"Common Stock" shall mean the Common Stock of the Company, par value $0.01 per share.

"Section 382" means Section 382 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

"Special Board Approval" shall mean the approval by the Board of Directors of the Company acting in accordance with applicable law.

4.8.3  Purported Transfers Not Effective. Unless such transfer shall have been preceded by Special Board Approval, any purported transfer of Common Stock into which any Note is directly or indirectly convertible in excess of the number of shares that can be transferred without increasing the transferee's ownership interest percentage above 4.5% is not effective to transfer ownership of such excess shares (the "Prohibited Shares") from the transferor (the "Initial Transferor") to the purported acquiror (the "Purported Acquiror"). For this purpose a transferee's ownership interest percentage shall be calculated pursuant to Section 382. By way of explanation, a transferees ownership interest is generally the sum of the transferee's direct ownership interest percentage as calculated pursuant to Section 382 and the transferee's indirect ownership interest as calculated pursuant to Section 382, with adjustments made to include ownership interests that, under ordinary circumstances, are not included in measuring ownership interests. In the event a Initial Transferor seeks a Special Board Approval, to the extent that the transaction reflected in the proposed request for a Special Board Approval does not result in an "ownership shift" in excess of 40% and does not result in an "ownership change" as those terms are used in Section 382, the approval of the Board will not be unreasonably withheld. Moreover, to the extent that the proceeds of any "ownership shift" of up to 40% results directly or indirectly in the receipt of cash by the Company, the transaction will be presumed to be in the interest of the Company unless it results in an "ownership change".

4.8.4  Transfer to Agent of Prohibited Shares; Sale by Agent; Payment of Proceeds. On demand by the Company (which demand must be made within 30 days of the time Company learns of the transfer of Prohibited Shares), a Purported Acquiror must transfer any certificate or other evidence of ownership of the Prohibited Shares within the Purported Acquiror's possession or control, together with any dividends or other distributions that were received by the Purported Acquiror from Company with respect to the Prohibited Shares ("Prohibited Distributions"), to an agent designated by Company (the "Agent"). The Agent will sell the Prohibited Shares in an arms-length transaction (over a public exchange, if reasonable possible), and the Purported Acquiror will receive an amount of sales proceeds not in excess of the price paid or consideration surrendered by the Purported Acquiror for the Prohibited Shares (or the fair market value of the Prohibited Shares at the time of an attempted transfer to the Purported Acquiror by gift, inheritance, or a similar transfer). If the Purported Acquiror has resold the Prohibited Shares prior to receiving the Company's demand to surrender the Prohibited Shares to the Agent, the Purported Acquiror shall be deemed to have sold the Prohibited Shares as agent for the Initial Transferor and shall be required to transfer to the Agent any Prohibited Distributions and the proceeds of such sale, except to the extent that the Agent grants written permission to the Purported Acquiror to retain a portion of such sales proceeds not exceeding the amount that the Purported Acquiror would have received from the Agent if the Agent rather than the Purported Acquiror had resold the Prohibited Shares. If the Initial Transferor can be identified, the Agent will pay to the Initial Transferor any sales proceeds in excess of those due to the Purported Acquiror, together with any amounts received by the Agent from the Purported Acquiror that are attributable to Prohibited Distributions. If the Initial Transferor cannot be identified within 90 days, the Agent may pay any amounts due to the Initial Transferor into a court or governmental agency, if applicable law permits, and otherwise must transfer such amounts to a charity designated by Company. In no event shall amounts due to the Initial Transferor pursuant to Article inure to the benefit of Company or the Agent, but such amounts may be used to cover expenses incurred by Agent in attempting to identify the initial Transferor. If the Purported Acquiror fails to surrender the Prohibited Shares within the next 30 business days from demand by Company, then the Company will institute legal proceedings to compel the surrender.

4.8.5  Legend. The Investor understands and agrees that each certificate held by the Investor representing the Notes, and Series E Preferred Stock and the Common Stock issuable upon conversion thereof, or any other securities issued in respect of the Notes, and Series E Preferred Stock and Common Stock issuable upon conversion thereof upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legend ((in addition to any legend required by this Agreement, the other Agreements or under applicable state securities laws):

"THE SHARES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF, AND ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND RIGHTS OF SALE AS PROVIDED IN A NOTE PURCHASE AGREEMENT BETWEEN THE COMPANY AND THE HOLDER HEREOF, OR ITS SUCCESSOR, A COPY OF WHICH IS AVAILABLE FROM THE COMPANY."

SECTION 5   CONDITIONS OF INVESTOR'S OBLIGATIONS AT CLOSING.

The obligations of the Investor under Section 1 of this Agreement are subject to the fulfillment at or before each of the Closings of the following conditions, any of which may be waived in writing by such Investor:

5.1  Representations and Warranties. The representations and warranties of the Company contained in Section 3 shall be true in all respects on and as of the Closing with the same effect as if made on and as of the Closing.

5.2  Performance. The Company shall have performed or fulfilled in all material respects all agreements, obligations, and conditions contained herein required to be performed or fulfilled by the Company before the Closing.

5.3  Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or any state that are required in connection with the lawful issuance and sale of the Notes pursuant to this Agreement shall be duly obtained effective as of the Closing.

5.4  Compliance Certificate. The Company shall have delivered to the Investor a certificate dated as of the Closing, signed by the Company's Secretary, certifying as to (a) the Company's Articles, (b) the Company's Bylaws, (c) the resolutions adopted by, and other consents and approvals of, the Company's Board of Directors and stockholders in connection with the Transactional Agreements and the transactions contemplated hereby and thereby, and (d) the names of the officers of the Company authorized to sign the Transactional Agreements and the other documents or certificates to be delivered pursuant to this Agreement by the Company, or any of its officers, together with the true signatures of such officers. The Company shall have delivered to the Investor a certificate dated as of the Closing, signed by the Company's President, certifying that the conditions set forth in Sections 5.1, 5.2 and 5.3 have been satisfied.

5.5  Notes. The Company shall have executed and delivered to Investor the original Notes.

5.6  Security Agreement. The Company shall have executed and delivered to Investor the Security Agreement.

5.7  Registration Rights Agreement. The Company shall have executed and delivered to Investor the Registration Rights Agreement.

SECTION 6   CONDITIONS OF THE COMPANY'S OBLIGATIONS AT CLOSING.

The obligations of the Company under Section 1 of this Agreement are subject to the fulfillment at or before the Closing of the following conditions, any of which may be waived in writing by the Company:

6.1  Representations and Warranties. The representations and warranties of the Investor contained in Section 4 shall be true in all respects on and as of the Closing with the same effect as though said representations and warranties had been made on and as of the Closing.

6.2  Blue Sky Compliance. The Company shall have complied with the securities laws of the State of Texas and any other applicable states as necessary to offer and sell the Notes to the Investor.

6.3  Legal Matters. All material matters of a legal nature which pertain to the Transactional Agreements and the transactions contemplated hereby and thereby shall have been reasonably approved by counsel to the Company.

6.4  Registration Rights Agreement. Investor shall have executed and delivered to the Company the Registration Rights Agreement.

6.5  Security Agreement. Investor shall have executed and delivered to the Company the Security Agreement.

SECTION 7   POST-CLOSING COVENANTS OF THE COMPANY.

7.1  Stockholder Approval. The Company shall use reasonable efforts to obtain all required stockholder approval of the transactions contemplated by the Transactional Agreements, including amending the Articles to increase the number of shares of authorized Common Stock to account for conversion of the Series E Preferred Stock and all other series of Preferred Stock.

7.2  Securities Laws Compliance. Within 15 days after the Closing the Company shall make any filings necessary under the securities or blue sky laws of any applicable jurisdiction.

7.3  Private Offering. The Company agrees that neither the Company nor anyone acting on its behalf will offer the Notes or any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, anyone or take any other action so as to make the issuance and sale of the Notes subject to the registration requirements of Section 5 of the Securities Act.

7.4  Properties, Business, Insurance. The Company shall maintain, and cause each of its subsidiaries to maintain, as to their respective properties and business, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated, of similar size, scope and financial condition, which insurance shall be deemed by the Company to be sufficient.

7.5  Restrictive Agreements Prohibited. Neither the Company nor any of its subsidiaries shall become a party to any agreement which by its terms restricts the Company's performance of the Transactional Agreements or the Articles.

7.6  Use of Proceeds. The Company agrees to use the proceeds from the sale of the Notes for (i) payment of expenses related to the transactions contemplated by the Transactional Agreements, (ii) payment of outstanding accounts payable, and (iii) current operating expenses.

7.7  Material Changes and Litigation. The Company shall promptly notify the Investor of any Material Adverse Event and of any litigation or governmental proceeding or investigation brought or, to the Company's knowledge, threatened in writing against the Company, officer, director, key employee or principal stockholder of the Company which, if adversely determined, would result in a Material Adverse Event.

7.8  Punctual Payment. The Company shall pay the principal of, premium, if any, and interest on the Notes at the times and place and in the manner provided in the Notes and herein.

7.9  Preservation of Corporate Existence. The Company shall preserve and maintain its corporate existence and all rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties, except where the failure to qualify would not constitute a Material Adverse Event. The Company shall preserve and maintain all licenses and other rights to use patents, processes, licenses, trademarks, trade names, inventions, intellectual property rights or copyrights owned or possessed by it, and material to the conduct of its business.

7.10  Compliance with Laws. The Company shall comply, and cause each Subsidiary to comply, with all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which could materially adversely affect its business or condition, financial or other.

7.11  Keeping of Records and Books of Account. The Company shall keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all material financial transactions of the Company and in which, for each fiscal year, are proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

7.12  Compliance with ERISA. The Company shall comply with all minimum funding requirements applicable to any pension or other employee benefit or employee contribution plans which are subject to ERISA or to the Code, and comply in all material respects with the provisions of ERISA and the Code, and the rules and regulations thereunder, which are applicable to any such plan. The Company will not permit any event or condition to exist which could permit any such plan to be terminated under circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to the assets of the Company.

7.13  Foreign Corrupt Practices Act. The Company shall comply and cause each officer, director, partner, employee and agent of the Company, each Subsidiary to comply, at all times with the prohibitions on certain acts and practices set forth in the Foreign Corrupt Practices Act of 1977, and any rules or regulations promulgated thereunder.

7.14  Exchange Relisting. The Company shall use its best efforts to obtain listing of its Common Stock on the Nasdaq SmallCap Market and the Toronto Stock Exchange.

7.15  Negative Covenants. Without limiting any other covenants and provisions hereof, the Company covenants and agrees that, as long as any of the Notes remains outstanding, it will comply with and observe the following covenants and provisions, and will cause each Subsidiary to comply with and observe such of the following covenants and provisions as are applicable to such Subsidiary, and will not, without the prior written consent of the holder of the Notes:

7.15.1  Distributions. Except as required by the Notes and the Articles, declare or pay any dividends, purchase, redeem, retire, or otherwise acquire for value any of its capital stock (or rights, options or warrants to purchase such shares) now or hereafter outstanding, return any capital to its stockholders as such, or make any distribution of assets to its stockholders as such, or permit any Subsidiary to do any of the foregoing (such transactions being hereinafter referred to as "Distributions"), except that the Subsidiaries may declare and make payment of cash and stock dividends, return capital and make distributions of assets to the Company; and, except that nothing herein contained shall prevent the Company from effecting a stock split or declaring or paying any dividend consisting of shares of any class of capital stock pro rata to the holders of shares of such class of capital stock.

7.15.2  Extraordinary Corporate Transactions. Take any corporate action, enter into any agreement to take such action, or obligate itself to take any such action, if such action would: (i) provide for the voluntary liquidation, dissolution or winding up of the Company; (ii) enter into any transaction that expressly prohibits or limits the Company's right to perform its obligations under this Agreement or the Notes; or (iii) transfer, sell or license any material amount of its assets other than in the ordinary course of business or other than obsolete equipment or unsaleable inventory.

7.15.3  Dealings with Affiliates. Except for transactions involving the Company and Investor, enter or permit any Subsidiary to enter into any transaction with any holder of five percent (5%) or more of any class of capital stock of the Company, or any member of their families or any corporation or other entity in which anyone or more of such stockholders or members of their immediate families, directly or indirectly holds five percent (5%) or more of any class of capital stock or other ownership interest, except in the ordinary course of business and on terms not less favorable to the Company or any Subsidiary than it would obtain in a transaction between unrelated parties.

7.15.4  Change in Nature of Business. Make any material change in the nature of the Company's business as carried on at the date hereof, without the prior approval of its Board of Directors.

7.16  Articles. The Company shall file the Series E Statement with the Secretary of State of the State of Texas and deliver to the Investor a certified copy of the Series E Statement.

SECTION 8   MISCELLANEOUS.

8.1  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, excluding those laws that direct the application of the laws of another jurisdiction.

8.2  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.3  Headings. The headings of the sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

8.4  Notices. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery or delivery by courier, or on the first business day after transmission if sent by confirmed facsimile transmission or electronic mail transmission, or five days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed (i) if to the Company, as set forth below the Company's name on the signature page of this Agreement, and (ii) if to an Investor, at such Investor's address as set forth on the Signature page of this Agreement, or at such other address as the Company or such Investor may designate by 10 days' advance written notice to the other parties hereto.

8.5  Survival of Warranties. The warranties and representations of the parties contained in or made pursuant to this Agreement shall survive for two years after the execution and delivery of this Agreement and the First Closing; provided, however, that such representations and warranties need only be accurate as of the date of such execution and delivery and as of the Closing.

8.6  Amendments, Waivers and Consent. Any provision in this Agreement or the Notes to the contrary notwithstanding, changes in or additions to this Agreement may be made, and compliance with any covenant or provision herein or therein set forth may be omitted or waived, if the Company shall obtain consent thereto in writing from the holder of the Notes; provided that no such consent shall be effective to reduce or to postpone the date fixed for the payment of the principal (including any required redemption) or interest payable on the Notes, without the consent of the holder thereof. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Written notice of any waiver or consent effected under this subsection shall promptly be delivered by the Company to any holder who did not execute the same. No failure or delay on the part of the Investor, or any other holder of the Notes in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

8.7  Finders' Fees. The Company and the Investor will indemnify the other against all liabilities incurred by the indemnifying party with respect to claims related to investment banking or finders' fees in connection with the transactions contemplated by this Agreement, arising out of arrangements between the party asserting such claims and the indemnifying party, and all costs and expenses (including reasonable fees of counsel) of investigating and defending such claims.

8.8  Expenses. The Company and the Investor will bear their respective legal and other fees and expenses with respect to this Agreement and the transactions contemplated hereby.

8.9  Confidentiality. Each party hereto agrees that, except with the prior written permission of the Company, it shall at all times keep confidential and not divulge or furnish or make accessible to anyone any confidential information concerning or relating to the business or financial affairs of the Company to which such party has become privy by reason of this Agreement, discussions or negotiations relating to this Agreement or the exhibits to this Agreement, provided that an Investor may disclose confidential information if (i) the information is publicly known through publication or otherwise through no wrongful act of the Investor; (ii) the information is received from a third party who rightfully discloses it to the Investor without restriction on its subsequent disclosure; (iii) the information is disclosed pursuant to the lawful requirement of a governmental agency or by order of court of competent jurisdiction, provided that in such event, Investor will provide prior written notice of such proposed disclosure to the Company; or (iv) the information is reasonably required to be disclosed in order for the Investor or their transferee to market an interest in the capital stock of the Company, provided that in such instance the person to whom the information is provided shall be required to hold such information in confidence.

8.10  Further Assurances. From and after the date of this Agreement, upon the request of the Investor, the Company and each Subsidiary shall execute and deliver such instruments, documents and other writings as may be necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the Notes.

8.11  Jury Waiver. THE COMPANY AND THE INVESTOR AGREE THAT NEITHER OF THEM NOR ANY ASSIGNEE OR SUCCESSOR SHALL (A) SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER ACTION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY OF THE OTHER TRANSACTIONAL AGREEMENTS, ANY RELATED INSTRUMENTS, ANY COLLATERAL OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR AMONG ANY OF THEM, OR (B) SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT PRECLUDE ANY PARTY OR ITS SUCCESSORS FROM ASSERTING ANY COUNTERCLAIM WHICH WOULD OTHERWISE BE BARRED OR FORFEITED. EXCEPT AS STATED IN THE PRECEDING SENTENCE, THE PROVISIONS OF THIS SECTION SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER THE COMPANY NOR ANY OF THE INVESTOR HAS AGREED WITH OR REPRESENTED TO THE OTHER THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

8.12  Entire Agreement; Successors and Assigns. This Agreement (and the exhibits hereto) constitutes the entire contract between the Company and the Investor relative to the subject matter hereof. Any prior and contemporaneous agreement, discussion, understanding or correspondence between the Company and the Investor regarding the purchase of the Notes is superseded by this Agreement. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors, and assigns of the parties. All subsequent transferees or assigns of the Notes shall be deemed a party to this Agreement and bound by the obligations imposed upon Investor herein.

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IN WITNESS WHEREOF, the parties hereto have executed this Note Purchase Agreement as of the date first above written.

COMPANY:	POSITRON CORPORATION

	By:	/s/ Gary H. Brooks

Gary H. Brooks, President

	Address:	1304 Langham Creek Drive, #300, Houston, Texas 77084

INVESTOR:	SOLARIS OPPORTUNITY FUND, L.P.

	By:	/s/ Patrick G. Rooney

Name: Patrick G. Rooney Its: Managing Director

	Address:	700 Commerce Drive Oak Brook, Illinois 60523

SCHEDULES AND EXHIBITS

Schedule 1	Schedule of Exceptions

Exhibit A	Secured Convertible Promissory Note

Exhibit B	Registration Rights Agreement

Exhibit C	Security Agreement